Exhibit 10.1

CONTROL SHARE PURCHASE AGREEMENT

TRANSGLOBAL MANAGEMENT GROUP, INC.

VERSION 18

Effective as of October 2, 2026

This Control Share Purchase Agreement (this “Agreement”) is entered into as of the date on which the last signatory executes it (the “Execution Date”) by and among Marc Angell and Jacquie Angell (each a “Seller” and together, the “Sellers”), Third Life World, LLC, a Nevada limited liability company (“Buyer”), and Transglobal Management Group, Inc., a Florida corporation quoted under the trading symbol TMGI (“TMGI”), together they are the “Parties.”

RECITALS

A. At Closing, Marc Angell will be the sole record and beneficial owner of the two hundred (200) shares of TMGI Series A Preferred Stock described on Schedule A, which constitute the voting control block of TMGI and carry in the aggregate eighty percent (80%) of TMGI’s total voting power (the “Pref Shares A”).

B. Buyer desires to acquire, and Marc Angell desires to transfer, the Pref Shares A on the terms stated in this Agreement, in exchange for the Purchase Price described in Section 1(a) and the issuance by TMGI to the Sellers of eight (8) shares of a new class of TMGI preferred stock, to be created and designated as Series B Preferred Stock (the “Pref Shares B”), together with the other obligations stated herein. Jacquie Angell joins as a Seller for purposes of the rights, protections and obligations expressly applicable to her and the Sellers, including those concerning the Jacquie Note under Section 3.

C. TMGI joins as a full Party to undertake the corporate, share-designation, share-issuance, consulting, compliance and transfer-agent obligations stated herein. The schedules and exhibits are integral parts of this Agreement; no additional stock purchase, consulting or installment agreement is required to make these obligations effective, other than the filing of the Certificate of Designation contemplated by Section 2(b).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Purchase and Sale; Closing

(a)	Sale. At Closing, Sellers shall sell, assign and transfer to Buyer, and Buyer shall acquire, all Pref Shares A, free and clear of liens other than applicable securities-law restrictions. Buyer acquires only the Pref Shares A and their voting rights; it does not acquire any personal asset of either Seller, any Pref Shares B, or any interest in the Jacquie Note. The aggregate price for the Pref Shares A is One Hundred Forty Thousand Dollars ($140,000) (the "Purchase Price"), allocated between Sellers as they jointly direct. TMGI shall pay at Closing Twenty-Five Thousand Dollars ($25,000) (the "Closing Payment").

(b)	Five-Business-Day Deadline. Within five (5) business days after the Execution Date (the “Transfer Deadline”), Sellers shall use commercially reasonable efforts to cause the Pref Shares A to be reflected in the name of Marc Angell on the transfer agent’s records and transferred to Buyer. Delay attributable to consummation of the Unwind Agreement, completion of the Unwind Closing, or the transfer agent’s processing shall not, by itself, constitute a breach of this Agreement. The sole evidence required to establish possession and control is a current Statement of Account issued by TMGI’s transfer agent showing Marc Angell as the sole record holder of all Pref Shares A.

(c)	Closing. Closing shall occur remotely by simultaneous exchange of documents, share issuances and irrevocable transfer-agent instructions as soon as practicable after satisfaction of the conditions to Closing. If Closing has not occurred by the Transfer Deadline, Buyer or either Seller may terminate this Agreement at any time before Closing by written notice to the other Parties. Unless and until a Party exercises that termination right, this Agreement shall remain in full force and effect and Closing may occur after the Transfer Deadline. Upon such termination, neither side must complete the transaction; and Sections concerning confidentiality, expenses already due, indemnification, governing law and enforcement survive. The Transfer Deadline may be extended by a writing signed by Buyer and both Sellers, but no extension is required for this Agreement to remain in effect after the Transfer Deadline.

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(d)	Closing Deliveries. Buyer shall deliver the first $5,000 consulting payment under Section 2(f), completed Schedule D, and its approvals and authority evidence. Marc Angell shall deliver the transfer-agent Statement of Account and effective transfer instructions for the Pref Shares A. TMGI shall deliver (i) valid Board approvals of this Agreement and of the creation and issuance of the Pref Shares B; (ii) evidence that the Certificate of Designation for the Pref Shares B has been filed with and accepted by the Florida Department of State; (iii) written confirmation from TMGI’s transfer agent that all eight (8) Pref Shares B have been issued to the Sellers, fully paid and nonassessable, in the allocation the Sellers jointly direct; (iv) the Closing Payment; and (v) transfer-agent cooperation. The transfer of the Pref Shares A to Buyer and the issuance of the Pref Shares B to the Sellers are mutually conditional and shall occur simultaneously. All deliveries are concurrent conditions except obligations expressly due at signing.

TMGI shall deliver to its transfer agent irrevocable written instructions directing the transfer agent not to record or release the transfer of the Pref Shares A to Buyer unless and until the transfer agent has simultaneously issued and reflected all eight (8) Pref Shares B in the names of the Sellers in the allocation jointly directed by them. TMGI shall cause its transfer agent to acknowledge such instructions in writing before Closing. The Parties agree that no irrevocable power of attorney, transfer-agent clawback instruction, or similar instrument shall be required or delivered under this Agreement, except as expressly provided in Section 2(e) and Exhibit E with respect to a Compensation Default arising from the Pref Shares B or the Jacquie Note. Except as so provided, neither Seller shall have authority after Closing to cancel Buyer’s ownership of the Pref Shares A except by a writing signed by Buyer or by final order of a court or arbitrator of competent jurisdiction.

(e)	Unwind Condition Precedent. Consummation of that certain Unwind and Settlement Agreement among the Sellers, GetGolf.com, TMGI, Jeff Foster and Kelly Kirchhoff (the “Unwind Agreement”), including completion of the “Unwind Closing” thereunder and the surrender of all Pref Shares A to TMGI and the subsequent new issuance by TMGI of Pref Shares A to Marc Angell as sole record holder, is an express condition precedent to Closing and to any obligation of either Seller to sell, assign, transfer or otherwise dispose of the Pref Shares A under this Agreement. The condition set forth in this Section is not satisfied by execution of the Unwind Agreement, partial performance thereof, or an agreement or instruction to transfer the Pref Shares A directly from any prior holder to Buyer. The Pref Shares A must first be surrendered to TMGI, and TMGI must thereafter newly issue the Pref Shares A to Marc Angell and cause them to be reflected on TMGI’s transfer-agent records in his name. If this condition has not been satisfied by the Transfer Deadline, Buyer or either Seller may terminate this Agreement pursuant to Section 1(c); unless and until a Party exercises such termination right, this Agreement shall remain in full force and effect and Closing may occur after the Transfer Deadline.

2. Compensation; Pref Shares B; Consulting

(a)	Compensation. The consideration for the Pref Shares A is the Purchase Price under Section 1(a) and the issuance by TMGI to the Sellers of eight (8) Pref Shares B in total (the “Compensation”), allocated between the Sellers as they jointly direct in writing. Except for the Purchase Price, no other cash purchase price, installment payment or payment schedule applies to the transfer of the Pref Shares A. Buyer shall cause TMGI to issue, and TMGI shall issue, the Pref Shares B at Closing. The Compensation is separate from, and in addition to, the Purchase Price and the consulting compensation under Section 2(f) and Schedule B, and is not subject to setoff, counterclaim or recoupment.

(b)	Creation of Pref Shares B. Before Closing, TMGI’s Board of Directors shall adopt resolutions creating a new class of preferred stock designated “Series B Preferred Stock,” consisting of eight (8) authorized shares, and TMGI shall file with the Florida Department of State a certificate of designation (the “Certificate of Designation”) conforming to the principal terms set forth in Exhibit F. Marc Angell, as holder of the Pref Shares A before Closing, shall provide any shareholder consent required for that purpose. If the Certificate of Designation conflicts with or omits any term of Exhibit F, TMGI shall promptly amend it to conform, Buyer shall vote the Pref Shares A in favor of the amendment, and, as between the Parties and to the fullest extent permitted by law, the Exhibit F term shall control.

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(c)	Conversion; Non-Dilution. Each Pref Share B is convertible, at the holder’s option, at any time and from time to time, without payment of additional consideration, into that number of shares of TMGI common stock equal to one-half of one percent (0.5%) of the issued and outstanding shares of TMGI common stock on the date of conversion, calculated immediately after giving effect to the conversion, so that the eight (8) Pref Shares B, if converted together, represent four percent (4%) of the total issued and outstanding common stock in the aggregate. The Pref Shares B are non-dilutive: the conversion percentage is fixed and shall not be reduced by any issuance of shares, conversion of notes, warrants or other securities, stock split, reverse stock split, recapitalization, reclassification, merger, reverse merger, share exchange or other corporate action occurring before conversion. Without limiting the foregoing, no reverse stock split, stock consolidation, share combination, recapitalization, reclassification or similar transaction shall reduce the percentage of TMGI’s issued and outstanding common equity into which any Pref Share B is convertible, convert the percentage-based conversion right into a fixed-share or one-for-one conversion right, or otherwise diminish the economic effect of the Pref Shares B. Following any such transaction, the conversion rights of the Pref Shares B shall automatically adjust as necessary so that each Pref Share B remains convertible into one-half of one percent (0.5%), and all eight (8) Pref Shares B, if converted together, remain convertible into four percent (4%), of the total issued and outstanding common stock calculated immediately after giving effect to such conversion. No fractional-share elimination, rounding convention or similar adjustment shall be applied in a manner that reduces those percentage-based rights. The detailed conversion terms are set forth in Exhibit F.

(d)	Protection of Pref Shares B. Neither Buyer nor TMGI shall amend, waive, cancel, redeem, reclassify, subordinate or otherwise impair the Pref Shares B or the Certificate of Designation without the prior written consent of each holder of Pref Shares B. Buyer, as holder of the Pref Shares A, shall cause TMGI at all times to maintain sufficient authorized and reserved shares of common stock to satisfy full conversion of all Pref Shares B and shall vote the Pref Shares A in favor of any increase in authorized shares needed for that purpose.

(e)	Compensation Default; Mutual Remedies. The event described in clause (i) below constitutes an immediate “Compensation Default” upon occurrence, without notice or opportunity to cure. Each of the events described in clauses (ii) through (iv), if not cured within thirty (30) calendar days after written notice from either Seller, also constitutes a “Compensation Default”: (i) the Pref Shares A are transferred to Buyer without the simultaneous valid issuance of all eight (8) Pref Shares B to the Sellers; (ii) TMGI fails to deliver conversion shares within the period required by Exhibit F; (iii) any amendment, cancellation or impairment of the Pref Shares B in violation of Section 2(d); or (iv) any alteration of the Jacquie Note in violation of Section 3. Upon a Compensation Default, the Sellers’ remedies against Buyer and TMGI under this Section are limited to (A) specific performance and injunctive relief to compel issuance, conversion, or restoration of the Pref Shares B and the Jacquie Note protections, (B) recovery of monetary damages, interest and enforcement costs, and (C) other remedies available at law or in equity, including, with respect to a Compensation Default under clauses (i) through (iv), the right of either Seller to exercise Exhibit E and direct cancellation of Buyer’s ownership and reissuance of all Pref Shares A to Marc Angell. A Compensation Default under clause (i) permits immediate exercise of Exhibit E; a Compensation Default under clauses (ii) through (iv) permits exercise of Exhibit E only after expiration of the applicable thirty (30)-day cure period without cure.. For the avoidance of doubt: (1) nonpayment of consulting compensation under Section 2(f) and Schedule B is not a Compensation Default; (2Exhibit E and the transfer-agent clawback may not be exercised based solely on nonpayment of consulting compensation; and (3) the Sellers shall retain the Pref Shares B and consulting amounts already paid, without refund, subject to any final determination of damages.

(f)	Consulting Compensation. TMGI shall retain Marc Angell as a consultant under the binding terms in Schedule B at a monthly fee of Five Thousand Dollars ($5,000) for an initial term of three (3) months beginning on the Closing Date (the “Initial Term”), which may be extended by mutual written agreement. The first monthly fee is due at Closing and each subsequent monthly fee is due monthly thereafter. The Parties intend to execute a KPI Addendum to Schedule B setting measurable consulting objectives and any related fee adjustments or bonuses; until that addendum is signed by TMGI and Marc Angell, Schedule B as written governs. No KPI Addendum shall reduce the $5,000 monthly fee or the $15,000 aggregate compensation for the Initial Term unless Marc Angell expressly agrees to such reduction in the signed KPI Addendum. If TMGI, Buyer, any successor management, or anyone acting on their behalf terminates the engagement without Cause (as defined in Schedule B) before the end of the Initial Term, the full compensation for the Initial Term, Fifteen Thousand Dollars ($15,000), less monthly fees already paid, shall be immediately due and payable by TMGI. If the engagement is terminated for Cause, TMGI shall owe only unpaid fees accrued through the termination date, and no remaining Initial Term balance shall be due. Payment obligations under this Section 2(f) and Schedule B are obligations of TMGI and are guaranteed by Buyer, solely in its capacity as an entity. No individual associated with Buyer is a personal guarantor of those payments. Nonpayment of consulting compensation is enforceable as a monetary obligation of TMGI and Buyer under Schedule B and does not constitute a Compensation Default under Section 2(e).

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(g)	Consulting Bonus. In addition to all other compensation payable under this Agreement and Schedule B, TMGI shall pay Marc Angell a one-time consulting bonus of One Hundred Fifteen Thousand Dollars ($115,000) (the “Consulting Bonus”). The Consulting Bonus shall be fully earned and irrevocably vested upon execution of this Agreement and shall be paid in full no later than ninety (90) calendar days after the Execution Date. TMGI may pay all or any portion of the Consulting Bonus before that date without premium or penalty.

The Consulting Bonus is unconditional and is separate from the monthly consulting compensation payable under Section 2(f) and Schedule B. It is not contingent upon the achievement of any performance objective, completion of any service period, receipt of financing, Closing or any other condition. The Consulting Bonus shall not be governed, reduced, adjusted or otherwise affected by the KPI Addendum.

The Consulting Bonus shall survive Closing, any change in TMGI’s management or control, expiration or termination of Marc Angell’s consulting engagement, and termination of this Agreement. It may not be cancelled, terminated, reduced, deferred, offset or otherwise modified without Marc Angell’s prior written consent. No amount payable under this Section may be reduced by setoff, counterclaim, recoupment or deduction, except for legally required tax reporting or withholding.

3. The Jacquie Note

(a)	Identification. “Jacquie Note” means the promissory note issued by TMGI to Jacquie Angell dated September 20, 2022, in the original principal amount of Two Million Dollars ($2,000,000), as referenced and preserved in the prior Control Share Purchase Agreement concerning the TMGI control shares (the “Prior Purchase Agreement”), together with all accrued and accruing interest, conversion rights and other rights of the holder under it. A true and complete copy of the Jacquie Note, as in effect on the Execution Date, is attached as Exhibit G.

(b)	No Alteration of The Jacquie Note. None of Buyer, TMGI, or any successor, assignee, officer, director or controlling person of any of them shall amend, modify, supplement, restate, waive, extend, reduce, compromise, subordinate, restructure, reprice, cancel, forgive, exchange or otherwise alter the Jacquie Note or any of its principal, interest, maturity, conversion price, conversion rights or other terms, or take any action that would have that effect directly or indirectly, including by reverse stock split, recapitalization, merger, reverse merger, amendment of TMGI’s articles or bylaws, or the issuance of other securities. Any other purported alteration is void from the outset and of no effect.

(c)	Holder’s Rights Preserved. Nothing in this Section limits Jacquie Angell’s right, in her sole discretion, to exercise any right granted to the holder under the Jacquie Note as written, including conversion, collection, enforcement and assignment, and no such exercise constitutes an alteration of the Jacquie Note.

(d)	Continuing Obligation; Full Convertibility. The Jacquie Note remains in full force and effect, fully convertible in accordance with its terms, and binding on TMGI after Closing and after any change of control, merger, reverse merger or change of management. TMGI shall reserve sufficient authorized shares of common stock for full conversion of the Jacquie Note, and Buyer shall vote the Pref Shares A to maintain or increase authorized shares as needed for that purpose. TMGI shall timely honor each conversion notice, issue irrevocable transfer-agent instructions, and furnish at its expense any legal opinion reasonably required for issuance of conversion shares or removal of restrictive legends.

(e)	Not Affected by This Transaction. Nothing in this Agreement, the Pref Shares B or any transaction contemplated by them amends, subordinates, releases, offsets or impairs the Jacquie Note. The Jacquie Note is in addition to, and not reduced by, the Purchase Price, the Compensation or the consulting compensation, and TMGI’s obligations under it are not subject to setoff, counterclaim or recoupment. TMGI shall accurately disclose the Jacquie Note in its required public filings.

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4. Ongoing Service-Provider Commitments

(a)	Monthly Commitments. Beginning at Closing and continuing thereafter, Buyer shall cause TMGI to timely pay, and to the extent TMGI lacks sufficient funds Buyer shall fund, TMGI’s ongoing monthly service-provider obligations shown on Schedule C, which are necessary to maintain TMGI’s status as a current reporting public company.

(b)	Budget Basis; Provider Rights. Schedule C is a budget based on the Prior Purchase Agreement and does not waive any provider’s actual invoice, contract rights, or required Board approval. Actual invoices and provider contracts control payment timing and any lawful adjustments.

(c)	Excess Costs. Costs exceeding Schedule C require Buyer’s prior written approval, except legally required emergency expenditures reasonably necessary to preserve TMGI’s reporting status, which Buyer shall also fund.

(d)	No Seller Responsibility. Neither Seller shall have any responsibility for any service-provider obligation of TMGI arising after Closing. The commitments in this Section 4 survive Closing and any change in TMGI management or control, and are not subject to offset. No personal guaranty of any individual is required or created by this Section 4.

5. Buyer Asset Disclosure – Operating Company Only

Buyer shall complete and certify Schedule D, listing every material asset owned, licensed, leased or controlled by Third Life World, LLC, the operating company, including a description, estimated value, liens and whether it will be contributed to TMGI. If there are none, Buyer shall write “None.” No disclosure is required of any asset of any affiliate, member, manager or other person or entity other than Third Life World, LLC itself. Each asset marked for contribution shall be transferred at Closing free of undisclosed liens. Buyer represents that Schedule D is complete and accurate as to Third Life World, LLC and that it has authority to transfer each contributed asset.

6. Representations and Warranties

(a)	Sellers. Each Seller represents that the Seller has authority to execute this Agreement. Marc Angell further represents that, upon issuance of the transfer-agent Statement of Account, he will be the sole record and beneficial owner of all Pref Shares A and, at transfer, the Pref Shares A will be free of liens created by either Seller other than securities-law restrictions. Except for these express representations, the Pref Shares A and TMGI are transferred “AS IS, WHERE IS,” and Sellers disclaim representations concerning TMGI’s business, liabilities, financial condition, filings, securities, prospects or value.

(b)	Buyer. Buyer represents that it is duly formed, validly existing and in good standing under Nevada law; has authority and approvals to enter and perform; has completed all desired due diligence; is acquiring control for its own account and understands the risks and transfer restrictions; has sufficient resources to perform without a financing condition; and all information in Schedule D and supplied for required public-company filings is complete and accurate in all material respects.

(c)	TMGI. TMGI represents that it is a Florida corporation; has authority and valid Board approval to execute and perform this Agreement and, upon filing of the Certificate of Designation, to create and issue the Pref Shares B; that the Pref Shares B, when issued, and the common stock issuable on their conversion, when issued, will be duly authorized, validly issued, fully paid and nonassessable; that the Jacquie Note is a valid and binding obligation of TMGI enforceable in accordance with its terms, against which TMGI asserts no defense, offset or counterclaim; that its transfer agent is authorized to record the transactions upon the stated deliveries; and that its execution does not, to its knowledge, violate its governing documents or any binding court order.

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7. Covenants; Public-Company Compliance

(a)	Regulatory Filings. Buyer shall provide all beneficial-ownership, background, officer/director and control-person information needed for Schedule 13D or other beneficial-ownership reports, Form 8-K, Rule 14f-1 information statements, OTC Markets disclosures, transfer-agent requirements, FINRA notices and state filings, including disclosure of the Certificate of Designation and the issuance of the Pref Shares B. The responsible Party shall make each filing when legally due. Buyer bears costs attributable to its acquisition, designees or control change.

(b)	Management Transition. At Closing, Marc Angell shall resign from each TMGI officer position then held and, if requested, from the Board, in a form accurately addressing any reportable disagreement. No majority Board change becomes effective before satisfaction of applicable notice and waiting-period requirements. Buyer shall identify its designees and provide all required information.

(c)	Further Assurances. Each Party shall execute documents and take reasonable actions needed to carry out this Agreement. No additional agreement is a condition to enforceability; any confirmatory instrument shall implement, not replace or diminish, this Agreement.

8. Indemnification

(a)	Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Marc Angell and Jacquie Angell, in every individual, former and continuing TMGI capacity, and their heirs, representatives, agents and affiliates (each a “Seller Indemnified Party”), from all claims, proceedings, liabilities, losses, penalties, damages, costs and reasonable attorneys’ fees arising from: (i) breach by Buyer; (ii) any TMGI act, omission, debt, financing, securities issuance, disclosure, filing or noncompliance occurring on or after Closing; (iii) any asset listed or required to be listed on Schedule D; or (iv) a person designated, employed or retained by Buyer or TMGI after Closing. For the avoidance of doubt, no individual associated with Buyer is a personal guarantor or joint and several indemnitor under this Section 8.

(b)	Seller Indemnity. Each Seller shall indemnify, defend and hold harmless Buyer and TMGI, and their respective officers, managers, members, agents and affiliates (each a “Buyer Indemnified Party”), from all claims, proceedings, liabilities, losses, penalties, damages, costs and reasonable attorneys’ fees arising from that Seller’s breach of this Agreement or of that Seller’s express representations in Section 6(a).

(c)	Procedure. The indemnifying Party shall assume the defense with counsel reasonably acceptable to the affected indemnified Party. No settlement may admit fault by, impose liability on, or restrict an indemnified Party without that party’s written consent. The indemnities survive Closing and termination and are cumulative of all remedies.

9. Remedies

(a)	No Personal Guaranty; No POA Clawback. No individual associated with Buyer is a personal guarantor of any obligation of Buyer or TMGI under this Agreement. All monetary and performance obligations of Buyer under this Agreement are obligations of Buyer as an entity only, and all consulting and related payment obligations under Section 2(f) and Schedule B are obligations of TMGI only, except where this Agreement expressly imposes a funding or cause-to-pay obligation on Buyer as an entity. Nothing in this Agreement creates an absolute, irrevocable, unconditional, joint and several, or any other personal guaranty by any natural person, and no irrevocable power of attorney or transfer-agent clawback over the Pref Shares A is granted or required, except as expressly provided in Section 2(e) and Exhibit E with respect to a Compensation Default arising under clauses (i) through (iv) of Section 2(e).

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(b)	Interest and Costs. Any monetary obligation not paid when due accrues interest from its due date at the lesser of ten percent (10%) per annum or the maximum lawful rate. The prevailing party in an enforcement action is entitled to reasonable attorneys’ fees and costs, including appellate and collection costs.

(c)	Equitable Relief. A breach involving the Pref Shares A, the Pref Shares B, the Jacquie Note, confidentiality or Schedule B may cause irreparable harm. The protected party may seek specific performance and injunctive relief, in addition to other remedies, without bond to the fullest extent allowed by law. Equitable relief may not include cancellation or reissuance of the Pref Shares A based solely on a consulting-payment dispute.

10. Confidentiality and Announcements

Each Party shall use nonpublic information received in connection with this transaction only to complete and administer it, protect the information with reasonable care, and disclose it only to representatives who need it and are under comparable duties. Required legal and public-company disclosures are permitted. When lawful and practicable, the disclosing Party shall provide advance notice and a reasonable opportunity to review. No voluntary press release concerning this Agreement may be issued without the other Parties’ prior written approval.

11. Miscellaneous

(a)	Entire Agreement; Attachments. This Agreement, including Schedules A through D and Exhibits E, F and G, is the complete and definitive agreement concerning the transaction and supersedes prior letters of intent, term sheets, negotiations and prior versions of this Agreement concerning the proposed transaction with Buyer. No other agreement is necessary. This clause does not extinguish or modify provider contracts or the Jacquie Note, each of which is expressly preserved. For avoidance of doubt, the Unwind Agreement is a separate agreement concerning the return of control from the prior control group and is not superseded, amended, terminated or otherwise modified by this Agreement. A KPI Addendum to Schedule B, when executed by TMGI and Marc Angell, shall form part of this Agreement and shall not reduce the $5,000 monthly fee or the $15,000 aggregate Initial Term compensation unless Marc Angell expressly agrees to such reduction in the signed KPI Addendum.

(b)	Amendments and Waivers. An amendment or waiver must be in a writing signed by the Party against whom enforcement is sought. A protection of either Seller may be waived only by that Seller. No amendment affecting the Pref Shares B is effective without the written consent of each holder of Pref Shares B, and the Jacquie Note may not be altered by amendment of this Agreement or otherwise, as provided in Section 3. Failure or delay is not a waiver.

(c)	Assignment. Buyer may not assign rights or obligations without both Sellers’ prior written consent. A Seller may assign a payment right or any Pref Shares B to a trust or entity controlled by that Seller if it does not increase the obligor’s duties. Nothing in this Section limits Jacquie Angell’s right to assign the Jacquie Note as provided in Section 3, or any holder’s right to transfer Pref Shares B as provided in Exhibit F.

(d)	Notices. Notices must be in writing and delivered personally, by nationally recognized overnight courier, or by email with transmission confirmation; default and termination notices sent by email must also be sent by overnight courier. Notice is effective on receipt at the address below the applicable signature or a replacement address given by notice.

(e)	Florida Law and Court Jurisdiction. Florida law governs this Agreement and every dispute arising out of or relating to it, without regard to conflict-of-laws principles. The state and federal courts located in Florida shall have exclusive jurisdiction over any court proceeding permitted by Section 11(f), including a request for provisional equitable relief and an action to compel arbitration or confirm, vacate, modify or enforce an arbitration award. Each Party irrevocably submits to those courts and waives objections based on venue or inconvenient forum.

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(f)	Binding Arbitration. Except for the limited court proceedings expressly permitted by Section 11(e), any claim, controversy or dispute arising out of or relating to this Agreement, the transaction, a Party’s performance or nonperformance, or the validity, interpretation, breach, termination or enforcement of this Agreement shall be resolved exclusively by final and binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall be heard by one neutral arbitrator. The seat and legal place of arbitration shall be in the State of Florida, and any hearing shall occur in Florida or remotely if all participating Parties agree. The arbitrator shall apply Florida substantive law, may award legal or equitable relief available under this Agreement and applicable law, and shall issue a reasoned written award. The award may be entered and enforced in any Florida court having jurisdiction. The arbitration and all nonpublic materials and testimony shall remain confidential except as disclosure is required by law, public-company reporting obligations, or enforcement of an award. Nothing in this clause prevents a Party from seeking temporary or preliminary equitable relief in a Florida court to preserve the status quo pending arbitration. The prevailing Party is entitled to recover reasonable attorneys’ fees and costs as provided in Section 9(b). EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY FOR EVERY DISPUTE SUBJECT TO THIS AGREEMENT.

(g)	Severability; Counterparts. An invalid provision shall be enforced to the maximum lawful extent and the remainder remains effective. This Agreement may be executed in counterparts and by electronic signature, each treated as an original and together one instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this definitive Agreement as of the Execution Date.

SELLERS

____________________________________

Marc Angell, individually

Date: __________ Email: __________________

____________________________________

Jacquie Angell, individually

Date: __________ Email: __________________

BUYER

THIRD LIFE WORLD, LLC

By: ____________________________________

Name: Jorge Guinovart

Title: Managing Member

Date: __________

Address: 723 South 7th Street, Las Vegas, Nevada 89101

Email: ________________________________

TMGI

TRANSGLOBAL MANAGEMENT GROUP, INC.

By: ____________________________________

Name: ________________________________

Title: ________________________________

Date: __________ Email: __________________

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SCHEDULE A

PREF SHARES A (VOTING CONTROL BLOCK)

Security	Number	Voting Power	Record Holder Before Closing	Evidence
TMGI Series A Preferred Stock (“Pref Shares A”)	200	80% aggregate	Marc Angell	Current transfer-agent Statement of Account

The transfer agent’s current Statement of Account shall be attached immediately behind this Schedule A when issued. It is the sole required evidence of Marc Angell’s possession and control under Section 1(b).

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SCHEDULE B

MARC ANGELL CONSULTING TERMS

1. Engagement and Term. TMGI retains Marc Angell as an independent consultant for an initial term of three (3) months beginning on the Closing Date (the “Initial Term”). The engagement may be extended beyond the Initial Term for such additional period as Marc Angell and TMGI mutually agree in writing, and unless otherwise agreed each extension shall be on the same terms, including the monthly fee.

2. Services. Marc shall provide reasonable transition, corporate-history and advisory services; respond reasonably to Buyer and TMGI management; assist with orderly handoff of service-provider relationships and records; and provide reasonable, truthful public support for the transition when requested. Services shall not exceed twenty (20) hours per month without Marc’s written consent, may be performed remotely except as mutually agreed, and are nonexclusive.

3. Compensation. TMGI shall pay Marc a monthly fee of $5,000 during the Initial Term and any extension. The first monthly fee is due at Closing, and each subsequent monthly fee is due on the same calendar day of each following month as the Closing Date, or on the last business day of a month having no corresponding day. These payment obligations are obligations of TMGI and are guaranteed by Buyer solely in its capacity as an entity. No individual associated with Buyer personally guarantees these payment obligations. The Parties intend to attach a KPI Addendum setting measurable consulting objectives and any related fee adjustments or bonuses; until executed, this Schedule B controls. No KPI Addendum shall reduce the $5,000 monthly fee or the $15,000 aggregate compensation for the Initial Term unless Marc Angell expressly agrees to such reduction in the signed KPI Addendum.

4. Expenses. TMGI shall reimburse reasonable, documented, preapproved out-of-pocket expenses within ten (10) business days after invoice.

5. Confidentiality and Status. Marc shall protect TMGI confidential information, subject to customary exceptions and legally compelled disclosure. He is an independent contractor, not an employee, fiduciary or agent, and has no authority to bind TMGI unless expressly authorized in writing.

6. Termination; Cause; Default. “Cause” means Marc’s: (i) material breach of this Schedule B that remains uncured for fifteen (15) days after written notice specifying the breach; (ii) fraud, willful misconduct, or gross negligence in performing the services; (iii) conviction of, or plea of guilty or nolo contendere to, a felony; or (iv) material violation of law in the course of performing the services. If TMGI, Buyer, any successor management, or anyone acting on their behalf terminates the engagement without Cause before the end of the Initial Term, the full compensation for the Initial Term, $15,000, less monthly fees already paid, shall be immediately due and payable by TMGI. If the engagement is terminated for Cause, or if Marc resigns without Good Reason, TMGI shall owe only unpaid fees accrued through the termination date. “Good Reason” means TMGI’s failure to pay any undisputed monthly fee within ten (10) business days after written notice of nonpayment; if Marc resigns for Good Reason during the Initial Term, the remaining unpaid Initial Term balance shall be immediately due. If any amount then due remains unpaid five (5) business days after written delinquency notice, that amount bears interest at the lesser of 10% per annum or the maximum lawful rate, together with reasonable enforcement costs and attorneys’ fees. Nonpayment of consulting compensation is not a Compensation Default under Section 2(e), does not authorize cancellation of Buyer’s ownership of the Pref Shares A, and does not authorize any power of attorney or transfer-agent clawback.

7. No Offset or Mitigation. Compensation is separate from the Purchase Price, the Pref Shares B and the Jacquie Note, is not subject to offset, counterclaim, recoupment or a duty to mitigate, and survives a change in TMGI management or control.

8. KPI Addendum; Integrated Terms. A separate KPI Addendum may be executed by TMGI and Marc Angell after Closing to set measurable consulting objectives and any related fee adjustments or bonuses. No such KPI Addendum shall reduce the $5,000 monthly fee or the $15,000 aggregate compensation for the Initial Term unless Marc Angell expressly agrees to such reduction in the signed KPI Addendum. When executed, that addendum forms part of this Schedule B. This Schedule is a binding part of the Agreement and requires no separate consulting agreement or signature other than any KPI Addendum the Parties elect to sign.

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9. Consulting Bonus. In addition to all other compensation payable under this Agreement and Schedule B, TMGI shall pay Marc Angell a one-time consulting bonus of One Hundred Fifteen Thousand Dollars ($115,000) (the “Consulting Bonus”). The Consulting Bonus shall be fully earned and irrevocably vested upon execution of this Agreement and shall be paid in full no later than ninety (90) calendar days after the Execution Date. TMGI may pay all or any portion of the Consulting Bonus before that date without premium or penalty.

The Consulting Bonus is unconditional and is separate from the monthly consulting compensation payable under Section 2(f) and Schedule B. It is not contingent upon the achievement of any performance objective, completion of any service period, receipt of financing, Closing or any other condition. The Consulting Bonus shall not be governed, reduced, adjusted or otherwise affected by the KPI Addendum.

The Consulting Bonus shall survive Closing, any change in TMGI’s management or control, expiration or termination of Marc Angell’s consulting engagement, and termination of this Agreement. It may not be cancelled, terminated, reduced, deferred, offset or otherwise modified without Marc Angell’s prior written consent. No amount payable under this Section may be reduced by setoff, counterclaim, recoupment or deduction, except for legally required tax reporting or withholding.

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SCHEDULE C

ONGOING MONTHLY SERVICE-PROVIDER COMMITMENTS

Service Provider	Monthly Amount	Basis
Pacific Stock Transfer	$1,947.35	Due monthly
Chene Gardner – Accountant	$1,375.00	12-month amortization
LAO Professionals – Auditor	$1,333.00	12-month amortization
Globe Newswire	$646.85	Monthly average
Global One	$500.00	Monthly average
TOTAL	$5,802.20	Estimated monthly budget

This schedule sets out the ongoing service-provider commitments under Section 4 and reproduces the monthly service-provider budget from the Prior Purchase Agreement; the amounts remain the same. Actual invoices and provider contracts control payment timing and any lawful adjustments.

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SCHEDULE D

THIRD LIFE WORLD, LLC – OPERATING COMPANY ASSET DISCLOSURE

List every material asset owned, licensed, leased or controlled by Third Life World, LLC, as required by Section 5. No assets of any affiliate, member, manager or other person or entity need be listed. If there are none, write “None” in the first row. Attach additional pages if needed.

No.	Asset	Owned / Leased / Licensed	Description	Estimated Value	Liens	Contribute to TMGI
1	Website and Technology	Owned	(a)See Below	$2.5M	No	Yes
2
3
4
5
6

(a) Third Life World earns revenue from several sources inside its AI-agent virtual world. Users pay a monthly subscription to use AI agents, with premium tiers that add advanced features. The platform takes a 1% fee on every in-world transaction, charges for creating new AI agents, and makes in-world purchases of items, upgrades and services. It also generates income from sales of land parcels and buildings in the world. An API lets outside developers connect their own AI agents to the platform, which opens a further revenue stream as the ecosystem grows. Because agents trade around the clock, subscription and fee revenue grow with the number of agents and the level of activity in the world.

BUYER CERTIFICATION: Buyer certifies that this Schedule D is complete and accurate in all material respects as to Third Life World, LLC and that Buyer has authority to transfer each asset marked for contribution.

THIRD LIFE WORLD, LLC

By: ____________________________________

Name: Jorge Guinovart, Managing Member

Date: __________

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EXHIBIT E

IRREVOCABLE POWER OF ATTORNEY COUPLED WITH AN INTEREST

For value received and as a condition to the transfer of the Pref Shares A under the Control Share Purchase Agreement (Version 18) dated October 2, 2026 (the “Purchase Agreement”), Third Life World, LLC (“Buyer”) irrevocably appoints each of Marc Angell and Jacquie Angell, acting separately, as Buyer’s attorney-in-fact to execute and deliver instructions and instruments reasonably necessary to cancel Buyer’s ownership of all two hundred (200) TMGI Series A Preferred Shares (the “Pref Shares A”) and cause their reissuance to Marc Angell, but only after a Compensation Default under clauses (i) through (iv) of Section 2(e) has occurred and remains uncured to the extent any cure period applies under Section 2(e) of the Purchase Agreement.

This power is coupled with an interest, is given as security, and is irrevocable for so long as any Pref Shares B remain outstanding or the Jacquie Note remains outstanding and entitled to the protections of Section 3. A person relying on this power may rely on a written default certification signed by either Seller. Buyer ratifies lawful acts taken within this authority and directs TMGI and its transfer agent to honor them. For avoidance of doubt, nonpayment of consulting compensation under Section 2(f) or Schedule B does not authorize exercise of this power. This power survives incapacity, dissolution, change of control, assignment, Closing and any attempted revocation, and terminates automatically when all Pref Shares B have been converted or otherwise cease to be outstanding and the Jacquie Note has been fully satisfied or otherwise ceases to be outstanding.

THIRD LIFE WORLD, LLC

By: ____________________________________

Name: Jorge Guinovart

Title: Managing Member

Date: __________

ACKNOWLEDGMENT

State of ____________________

County of __________________

The foregoing instrument was acknowledged before me on __________, 2026, by Jorge Guinovart, as Managing Member of Third Life World, LLC, on behalf of the company.

Notary Public

My Commission Expires: ______________

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EXHIBIT F

PRINCIPAL TERMS OF SERIES B PREFERRED STOCK (PREF SHARES B)

The Certificate of Designation for the Series B Preferred Stock shall contain the following terms, which are binding on TMGI and Buyer under Section 2 of the Agreement.

1. Designation and Number. The series shall be designated “Series B Preferred Stock” (the “Pref Shares B”) and shall consist of eight (8) authorized shares, par value $0.0001 per share. No additional Pref Shares B may be authorized or issued.

2. Issuance. All eight (8) Pref Shares B shall be issued at Closing to Marc Angell and Jacquie Angell in the allocation they jointly direct in writing, as partial consideration for the Pref Shares A, together with the Purchase Price under Section 1(a) of the Agreement.

3. Conversion Right. Each Pref Share B is convertible, at the option of its holder, at any time and from time to time, without expiration and without payment of additional consideration, into that number of shares of TMGI common stock (the “Conversion Shares”) equal to one-half of one percent (0.5%) of the total issued and outstanding shares of TMGI common stock on the date of conversion (the “Conversion Date”), calculated immediately after giving effect to the conversion.

4. Conversion Formula. When a holder converts N Pref Shares B on a Conversion Date, the number of Conversion Shares issued shall equal (N × 0.005 × O) ÷ (1 − N × 0.005), where O is the number of shares of common stock issued and outstanding immediately before the conversion on the Conversion Date, as reflected in the transfer agent’s records, rounded up to the nearest whole share. By way of illustration only, if 100,000,000 shares of common stock are outstanding and one Pref Share B is converted, the holder receives 502,513 Conversion Shares, representing one-half of one percent (0.5%) of the 100,502,513 shares then outstanding; if all eight (8) Pref Shares B are converted together, the holders receive 4,166,667 Conversion Shares, representing four percent (4%) of the 104,166,667 shares then outstanding.

5. Non-Dilution. The Pref Shares B are non-dilutive. The conversion percentage of one-half of one percent (0.5%) per Pref Share B, and four percent (4%) for all eight (8) Pref Shares B in the aggregate, is fixed and shall not be reduced, adjusted or impaired by any issuance of common or preferred stock, conversion or exercise of notes, warrants, options or other securities, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other corporate action occurring before conversion. For avoidance of doubt, the foregoing protection expressly includes any stock consolidation, share combination or other reduction in the number of issued and outstanding shares of common stock. If TMGI effects any reverse stock split, stock consolidation, share combination, recapitalization, reclassification or similar transaction, the conversion rights of the Pref Shares B shall automatically adjust so that the holders retain exactly the same percentage-based conversion entitlement immediately following such action as immediately before such action. No such transaction shall cause any Pref Share B to become convertible on a fixed-share or one-for-one basis or otherwise reduce, eliminate or impair its percentage-based conversion entitlement. Any transaction or series of related transactions having the purpose or effect of circumventing these protections, including a reverse stock split or consolidation combined with an issuance, conversion, exchange, recapitalization or reclassification, shall be disregarded to the extent necessary to preserve the percentage-based conversion economics stated herein. If TMGI is party to any merger, consolidation, reverse merger, share exchange or sale of substantially all assets, each Pref Share B shall thereafter be convertible into one-half of one percent (0.5%) of the issued and outstanding common equity of the surviving, resulting or acquiring parent entity, and TMGI shall not complete any such transaction unless that entity assumes these obligations in writing.

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6. Voting and Protective Provisions. The Pref Shares B have no voting rights except as required by Florida law, provided that the written consent of the holders of all outstanding Pref Shares B is required to (a) amend, alter or repeal any term of the Pref Shares B or the Certificate of Designation; (b) redeem, cancel or reclassify any Pref Shares B; (c) increase the number of authorized Pref Shares B; or (d) take any action that would reduce the conversion percentage or otherwise impair the rights of the Pref Shares B; (e) amend, restate, replace or supersede the Certificate of Designation or otherwise redesignate the Pref Shares B in a manner that changes the percentage-based conversion right to a fixed-share, one-for-one or other less favorable conversion right; or (f) effect any reverse stock split, stock consolidation, share combination, recapitalization, reclassification or similar transaction in a manner that reduces, circumvents or impairs the percentage-based conversion rights of the Pref Shares B. The voting power of the Pref Shares A, whether exercised alone or together with any other class or series of securities, shall not authorize or approve any action prohibited by this Section without the required written consent of the holders of all outstanding Pref Shares B. Any purported amendment, designation, corporate action or transaction undertaken in violation of this Section shall be ineffective against the holders of the Pref Shares B to the fullest extent permitted by law.

7. Dividends and Liquidation. The Pref Shares B shall participate in any dividend or distribution on the common stock on an as-converted basis. Upon any liquidation, dissolution or winding up of TMGI, the Pref Shares B shall share ratably with the common stock on an as-converted basis, determined as though converted immediately before the event.

8. Conversion Mechanics. A holder converts by delivering a written conversion notice (which may be by email) to TMGI and its transfer agent. Within three (3) trading days after delivery, TMGI shall cause its transfer agent to issue the Conversion Shares in book-entry form or by DWAC delivery, as the holder directs. TMGI shall bear all transfer-agent fees, legal-opinion costs and other costs of conversion. Conversion Shares, when issued, shall be duly authorized, validly issued, fully paid and nonassessable.

9. Reservation of Shares. TMGI shall at all times reserve sufficient authorized and unissued shares of common stock to permit conversion of all outstanding Pref Shares B. If authorized shares become insufficient, TMGI shall, within forty-five (45) days, take all corporate action necessary to increase its authorized shares, and the holder of the Pref Shares A shall vote in favor.

10. No Redemption; No Expiration. The Pref Shares B are not redeemable by TMGI, do not expire, and remain outstanding until converted by their holders.

11. Transfer. A holder may transfer Pref Shares B, in whole or in part, to a spouse, heir, trust or entity controlled by the holder, or otherwise in compliance with applicable securities laws. Each Pref Share B retains all of its rights in the hands of a transferee.

12. Securities Laws. The Pref Shares B are issued in a private transaction exempt from registration and shall bear customary restrictive legends. TMGI shall cooperate, at its expense, with any sale of Conversion Shares under Rule 144, including timely delivery of legal opinions and transfer-agent instructions.

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EXHIBIT G

THE JACQUIE NOTE

Term	Detail
Issuer	Transglobal Management Group, Inc.
Holder	Jacquie Angell
Date of Note	September 20, 2022
Original Principal Amount	$2,000,000
Status	Unalterable in any way and fully convertible in accordance with its terms, as provided in Section 3

A true and complete copy of the Jacquie Note, as in effect on the Execution Date and as referenced in the Prior Purchase Agreement, shall be attached immediately behind this Exhibit G. The attached copy is attached for identification only; its attachment does not amend, restate or otherwise alter the Jacquie Note.

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